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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                         Groen Brothers Aviation, Inc.
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                              (Name of Issuer)

                           Common Stock, no par value
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                       (Title of Class of Securities)

                                  398743 10 4
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                                 (CUSIP Number)

                                  MAY 25, 2001
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                             13G                      PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

         Lyle P. Campbell
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        United States
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    Number of
                           5       Sole Voting Power

      Shares                       4,719,585
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        4,719,585
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        4,719,585
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        5.30%
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 12     Type of Reporting Person (See Instructions)

        IN
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Item 1(a).          Name of Issuer:

                    Groen Brothers Aviation, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices:

                    2640 W. California Avenue
                    Suite A
                    Salt Lake City, Utah 84101

Item 2(a).          Name of Persons Filing:

                    Lyle P. Campbell

Item 2(b).          Address of Principal Business Office or, if None, Residence:

                    Lyle P. Campbell
                    Founders Group, Inc.
                    7103 West 111th Street
                    Worth, Illinois 60482

Item 2(c).          Citizenship:

                    Lyle P. Campbell - United States

Item 2(d).          Title of Class of Securities:

                    Common Stock, no par value

Item 2(e).          CUSIP Number:

                    398743 10 4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                    (a) [ ] Broker or Dealer registered under Section 15 of the
                            Exchange Act.

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (d) [ ] Investment company registered under Section 8 of the
                            Investment Company Act.

                    (e) [ ] An investment advisor in accordance with Rule
                            13d-1(b)(1)(ii)(E).

                    (f) [ ] An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F).

                    (g) [ ] A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G).

                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                    (j) [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

                    Not Applicable. This Schedule 13G is filed pursuant to Rule 13d-1(c).


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Item 4.             Ownership

                    (a) Amount beneficially owned:

                        Lyle P. Campbell
                        4,719,585 shares of Common Stock, no par value

                    (b) Percent of class:

                        Lyle P. Campbell
                        5.30%

                    (c) Number of shares as to which such person has:

                        Lyle P. Campbell

                        (i)   Sole power to vote or to direct the vote 4,719,585

                        (ii)  Shared power to vote or direct the vote

                        (iii) Sole power to dispose or to direct the 4,719,585
                              disposition of

                        (iv) Shared power to dispose or to direct the disposition of

Item 5.             Ownership of Five Percent or Less of a Class.
                    Not Applicable.

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.
                    Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person. Not Applicable.

Item 8.             Identification and Classification of Members of the Group.
                    Not Applicable.

Item 9.             Notice of Dissolution of the Group.
                    Not Applicable.


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Item 10.            Certifications.
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  May 25, 2001


                                                       /s/ Lyle P. Campbell
                                                       -------------------------
                                                           Lyle P. Campbell


                                INDEX TO EXHIBITS

         None



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